Exhibit 2

Asian Infrastructure Investment Bank

Auditor’s Reports and Financial Statements

for the Year Ended Dec. 31, 2020

Contents

Management’s Report Regarding the Effectiveness of Internal Controls over Financial Reporting

Auditor’s Report Regarding the Management’s Assessment of Effectiveness of Internal Controls over Financial Reporting

Auditor’s Report Regarding the Financial Statements

Financial Statements

Statement of Comprehensive Income		1
Statement of Financial Position		2
Statement of Changes in Equity		3
Statement of Cash Flows		4
Notes to the Financial Statements		5-73
A.	General Information	5
B.	Accounting Policies	5-16
C.	Disclosure Notes	17-37
D.	Financial Risk Management	38-69
E.	Fair Value Disclosure	70-73

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Controls over Financial Reporting for the year ended Dec. 31, 2020

Responsibility for Financial Reporting

Management’s responsibility

Management’s report regarding the effectiveness of internal controls over financial reporting

The Management of the Asian Infrastructure Investment Bank (the Bank) is responsible for the preparation, integrity, and fair presentation of its published financial statements and associated disclosures for the year ended Dec. 31, 2020. The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board.

The financial statements have been audited by an independent audit firm, which has been given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and committees of the Board. Management believes that all representations made to the external auditor during its audit were valid and appropriate. The external auditor’s report accompanies the audited financial statements.

Management is responsible for establishing, implementing and maintaining effective internal control over financial reporting for financial presentation and measurement in conformity with IFRS. The system of internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified. Management believes that internal controls over financial reporting – which are subject to scrutiny and testing by Management and are revised, as considered necessary, taking account of any related internal audit recommendations – support the integrity and reliability of the financial statements.

However, even an effective internal control system, has inherent limitations, including the possibility of human error and the circumvention of overriding controls. Therefore it can only provide reasonable assurance with respect to the preparation of financial statements. Furthermore, the effectiveness of an internal control system can change with circumstances, such as changes in business and operating environment, including the increased relevance of technology and considerations on outsourcing of functions/systems/platforms.

The Bank’s Board of Directors has appointed an Audit and Risk Committee, which assists the Board in its responsibility to ensure the soundness of the Bank’s accounting practices and the effective implementation of the internal controls that Management has established relating to finance and accounting matters. The Audit and Risk Committee comprises members of the Board of Directors and external members. The Audit and Risk Committee meets periodically with Management to review and monitor the financial, accounting and auditing procedures of the Bank and its financial reports, and reviews the scope of work and the effectiveness of the internal audit function and internal control system. The external auditor and the internal auditor regularly meet with the Audit and Risk Committee, to discuss the adequacy of internal controls over financial reporting and any other matters that they believe should be brought to the attention of the Audit and Risk Committee.

The Bank’s assessment of the effectiveness of internal controls over financial reporting as at Dec. 31, 2020 was based on the criteria established in the Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management asserts as at Dec. 31, 2020, the Bank maintained effective internal controls over its financial reporting as set out in the financial statements for the year ended Dec. 31, 2020.

I

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Controls over Financial Reporting for the year ended Dec. 31, 2020

The Bank’s external auditor has provided an audit opinion on the fair presentation of the financial statements for the year ended Dec. 31 , 2020. In addition, it has issued an attestation report on Management’s assessment of the Bank’s internal control over financial reporting as at Dec. 31 , 2020.

Asian Infrastructure Investment Bank

Beijing

March 24, 2021

/s/ Jin Liqun	/s/ Andrew Cross
Mr. Jin Liqun	Mr. Andrew Cross
President	Chief Financial Officer

/s/ Hui Fong Lee
Ms. Hui Fong Lee
Controller

II

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

We have been engaged to perform a reasonable assurance engagement on the accompanying management’s assessment that Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) maintained effective internal controls over financial reporting as at December 31, 2020.

Responsibilities of AIIB

AIIB is responsible for the preparation of the management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2020 based on the criteria established in the “Internal Control - Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). This responsibility includes designing, implementing and maintaining internal controls as AIIB determines are necessary to enable the preparation of management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2020.

Our Independence and Quality Control

We have complied with the independence and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies International Standard on Quality Control 1 and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor’s Responsibilities

It is our responsibility to express an opinion on the management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2020 based on our work performed.

We conducted our work in accordance with International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”. This standard requires that we plan and perform our work to form the opinion.

PricewaterhouseCoopers, 22/F Prince’s Building, Central Hong Kong SAR, China
T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

A reasonable assurance engagement involves performing procedures to obtain sufficient appropriate evidence whether the management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2020 is prepared, in all material respects, in accordance with “Internal Control—Integrated Framework” (2013) issued by COSO. The extent of procedures selected depends on the auditor’s judgment and our assessment of the engagement risk.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2020, in all material respects, based on the criteria established in the “Internal Control – Integrated Framework” (2013) issued by COSO.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 24, 2021

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Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

Opinion

What we have audited

The financial statements of Asian Infrastructure Investment Bank (the “Bank”) set out on pages 1 to 73, which comprise:

•	the statement of comprehensive income for the year ended December 31, 2020;
•	the statement of financial position as at December 31, 2020;
•	the statement of changes in equity for the year ended December 31, 2020;
•	the statement of cash flows for the year ended December 31, 2020; and
•	the notes to the financial statements, which include a summary of significant accounting policies.

Our opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2020, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (“IESBA Code”), and we have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

PricewaterhouseCoopers, 22/F Prince’s Building, Central Hong Kong SAR, China
T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matters identified in our audit are summarised as follows:

•	Measurement of expected credit losses (“ECL”) for loan and bond investments measured at amortized cost and loan commitments

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (“ECL”) for loan and bond investments measured at amortized cost and loan commitments

Refer to Note B3.3.5 to the financial statements “Impairment of financial instruments” in the accounting policies, Note B4.1 “Impairment losses on financial instruments” in the critical accounting estimates and judgments in applying accounting policies, Note C4 “Impairment provision”, Note C8 “Loan investments, loan commitments and related ECL allowance”, Note C9 “Bond investments at amortized cost”, and Note D3 “Credit risk management”.

As at December 31, 2020, the gross amount of loan investments, loan commitments and bond investments of the Bank was USD8,397.92 million, USD8,006.31 million, and USD472.83 million, respectively. An expected credit loss (ECL) allowance of USD160.29 million was recognized resulting in a net recorded amount of loan investments and loan commitments of USD8,275.93 million and USD7,968.01 million, respectively. Expected credit loss allowance of USD3.80 million was recognized resulting in a net carrying amount of bond investments of USD469.03 million. For the year ended December 31, 2020, the impairment losses on loan investments measured at amortized cost and loan commitments were USD93.36 million, the impairment losses on bond investments measured at amortized cost was USD0.07 million. The allowance of ECLs for loan and bond investments measured at amortized cost and loan commitments represent management’s best estimates at the balance sheet date applying the ECL models under International Financial Reporting Standard 9: Financial Instruments (IFRS 9).

We evaluated and tested the design and operational effectiveness of the internal controls relating to the measurement of ECLs for loan investments and bond investments measured at amortized cost and loan commitments. These internal controls primarily included:

•   Governance over ECL models, including the selection, approval and application of modelling methodology; and the internal controls relating to the ongoing monitoring and updates to the model;

•   Internal controls relating to significant management judgments and assumptions including the review and approval of portfolio segmentation, parameter determination and any subsequent changes, identification of significant increases in credit risk or credit-impaired loans and bonds, and forward-looking measurement;

•   Internal controls over operational aspects of ECL models, including access controls, accuracy and completeness of key inputs and review and approval of ECL outcomes.

The substantive procedures we performed, with the assistance of our specialists, primarily included:

•   We reviewed the modelling methodologies, and assessed the reasonableness of the portfolio segmentation, parameter determination, and significant judgments and assumptions in relation to the models.

- II -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (“ECL”) for loan investments measured at amortized cost and loan commitments (Cont’d)

The Bank assesses whether the credit risk of loan investments and bond investments measured at amortized cost and loan commitments have increased significantly since their initial recognition, and applies a three-stage impairment model to calculate their ECL. Management assesses loss allowances using the risk parameter modelling approach which incorporates key parameters, including the probability of default, loss given default, exposure at default, and discount rates.

The estimation of ECL involves significant management judgments and assumptions, mainly comprising the following:

(1) Segmentation of loan investments and bond investments measured at amortized cost and loan commitments sharing similar credit risk characteristics and determination of relevant key measurement parameters; and;

(2) Selection of criteria for determining whether or not there was a significant increase in credit risk, and whether credit impairment was incurred; and

(3) Use of economic variables for forward-looking measurements, and the application of economic scenarios and weightings.

The Bank has established governance processes and controls for the measurement of ECL.

For measuring ECL, the Bank has adopted complex models, employed numerous parameters and data inputs, and applied significant management judgments and assumptions. There is greater uncertainty over forward looking information used by management as a result of COVID-19. In addition, the amount of loan investments and bond investments measured at amortized cost and loan commitments are material to the Bank, and the loss allowance and associated impairment loss are important to users of the financial statements. In view of these reasons, we identified this as a key audit matter.

•   We selected samples, in consideration of the financial information and non-financial information of the borrowers, relevant external evidence and other factors, to assess the appropriateness of management’s assessment of significant increases in credit risk and credit-impaired loans and bonds.

•   For forward-looking measurements, we tested management’s selection of economic variables, economic scenarios and weightings; assessed the reasonableness of the economic indicators used, and performed sensitivity analyses in economic indicators, economic scenarios and weightings.

•   We tested data inputs to the ECL models on a sample basis, including historical data and data at the measurement date, to assess their accuracy and completeness.

•   We independently recalculated the ECL outputs on a sample basis.

Our audit work also included assessing the appropriateness of disclosures relevant to ECL provided in the related notes to the financial statements.

Based on our procedures performed, the models, key parameters, significant judgments and assumptions adopted by management, the measurement results and the relevant disclosures were considered acceptable.

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Other Information

Management is responsible for the other information. The other information comprises the information included in the 2020 Annual Report of the Bank (but does not include the financial statements and our auditor’s report thereon), which is expected to be made available to us after the date of this auditor’s report.

Our opinion on the financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the 2020 Annual Report of the Bank, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance and take appropriate action considering our legal rights and obligations.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation of the financial statements that give a true and fair view in accordance with IFRSs, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intend to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and

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obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosures about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Yip Siu Foon, Linda.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 24, 2021

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Asian Infrastructure Investment Bank

Statement of Comprehensive Income

For the year ended Dec. 31, 2020

In thousands of US Dollars	Note	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019

Interest income	C1	343,148	435,550
Interest expense	C1	(92,186)	(35,156)
Net interest income		250,962	400,394

Net fee and commission income	C2	14,775	11,911
Net gain on financial instruments measured at fair value through profit or loss	C3	139,478	78,642
Net loss on financial instruments measured at amortized cost	C9	(17,738)	-
Share of loss on investment in associate	C10	(441)	-
Impairment provision	C4	(93,438)	(21,677)
General and administrative expenses	C5	(162,789)	(125,695)
Net foreign exchange gain/(loss)		36,890	(315)
Operating profit for the year		167,699	343,260

Accretion of paid-in capital receivables	C11	7,556	57,617
Net profit for the year		175,255	400,877

Other comprehensive income
Items will not be reclassified to profit or loss
Unrealized loss on fair-valued borrowings arising from changes in own credit risk	C13	(23,703)	-
Total comprehensive income		151,552	400,877
Attributable to:
Equity holders of the Bank		151,552	400,877

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Financial Position

As at Dec. 31, 2020

In thousands of US Dollars	Note	Dec. 31, 2020	Dec. 31, 2019

Assets
Cash and cash equivalents	C6	2,702,461	3,113,763
Term deposits and certificates of deposit	C6	13,208,020	11,864,578
Investments at fair value through profit or loss	C7	6,652,155	4,096,263
Loan investments, at amortized cost	C8	8,275,932	2,272,950
Bond investments, at amortized cost	C9	469,027	479,767
Investment in associate	C10	26,559	-
Paid-in capital receivables	C11	436,074	748,267
Derivative assets	C14	271,870	49,987
Funds deposited for cofinancing arrangements		3,891	787
Property, plant and equipment		4,875	789
Intangible assets		2,773	1,934
Other assets	C12	27,943	2,559

Total assets		32,081,580	22,631,644

Liabilities
Borrowings	C13	11,595,193	2,557,324
Derivative liabilities	C14	37,690	-
Prepaid paid-in capital		1,440	600
Other liabilities	C15	303,500	87,549

Total liabilities		11,937,823	2,645,473

Members’ equity
Paid-in capital	C16	19,349,800	19,343,700
Reserves
Accretion of paid-in capital receivables		(8,198)	(15,688)
Unrealized loss on fair-valued borrowings arising from changes in own credit risk	C13	(23,703)	-
Retained earnings		825,858	658,159

Total members’ equity		20,143,757	19,986,171

Total liabilities and members’ equity		32,081,580	22,631,644

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Changes in Equity

For the year ended Dec. 31, 2020

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized loss on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity
Jan. 1, 2019		96,339,700	(77,071,700)	19,268,000	(70,481)	-	314,899	19,512,418
Capital subscription and contribution		378,700	(303,000)	75,700	-	-	-	75,700
Net profit for the year		-	-	-	-	-	400,877	400,877
Paid-in capital receivables - accretion effect		-	-	-	(2,824)	-	-	(2,824)
Transfer of accretion	C11	-	-	-	57,617	-	(57,617)	-
Dec. 31, 2019	C16	96,718,400	(77,374,700)	19,343,700	(15,688)	-	658,159	19,986,171
Jan. 1, 2020		96,718,400	(77,374,700)	19,343,700	(15,688)	-	658,159	19,986,171
Capital subscription and contribution		30,500	(24,400)	6,100	-	-	-	6,100
Net profit for the year		-	-	-	-	-	175,255	175,255
Other comprehensive income		-	-	-	-	(23,703)	-	(23,703)
Paid-in capital receivables - accretion effect		-	-	-	(66)	-	-	(66)
Transfer of accretion	C11	-	-	-	7,556	-	(7,556)	-
Dec. 31, 2020	C16	96,748,900	(77,399,100)	19,349,800	(8,198)	(23,703)	825,858	20,143,757

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Cash Flows

For the year ended Dec. 31, 2020

In thousands of US Dollars	Note	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019

Cash flows from operating activities
Net profit for the year		175,255	400,877
Adjustments for:
Interest income from term deposits and certificates of deposit		(211,040)	(328,478)
Interest expense for borrowings		93,001	35,156
Issuance cost for borrowings	C5	8,688	3,125
Accretion of paid-in capital receivables	C11	(7,556)	(57,617)
Net gain on financial instruments measured at fair value through profit or loss		(128,073)	(27,314)
Share of loss on investment in associate		441	-
Impairment provision	C4	93,438	21,677
Depreciation and amortization		1,371	851
Increase in loan investments	C8	(6,077,560)	(938,980)
Decrease/(Increase) in bond investments	C9	10,666	(483,492)
(Increase)/Decrease in funds deposited for cofinancing arrangements		(3,104)	5,205
Net cash received from derivatives		57,118	6,902
Increase in other assets		(26,873)	(1,290)
Increase in other liabilities		197,165	53,523
Net cash used in operating activities		(5,817,063)	(1,309,855)

Cash flows from investing activities
Investment purchases, net	C7	(2,452,554)	(4,053,286)
Termination of Trust Fund	C7	-	3,295,167
Return of capital contributions	C7	6,045	15,108
Increase in term deposits and certificates of deposit		(1,421,454)	(3,646,079)
Investment in associate	C10	(27,000)	-
Interest received from term deposits and certificates of deposit		289,052	333,278
Property improvements		(2,146)	(68)
Increase in intangible assets and equipment		(2,661)	(2,193)
Net cash used in investing activities		(3,610,718)	(4,058,073)

Cash flows from financing activities
Proceeds from borrowings, net	C13	8,753,445	2,489,825
Interest payments on borrowings	C13	(63,589)	(28,125)
Capital contributions received	C11	325,383	3,766,650
Prepaid paid-in capital received		1,240	600
Net cash from financing activities		9,016,479	6,228,950

Net (decrease)/increase in cash and cash equivalents		(411,302)	861,022

Cash and cash equivalents at beginning of year		3,113,763	2,252,741

Cash and cash equivalents at end of year	C6	2,702,461	3,113,763

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

For the year ended Dec. 31, 2020, AIIB approved one new membership application. As at Dec. 31, 2020, the Bank’s total approved membership is 103, of which 83 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

These financial statements were signed by the President, the Chief Financial Officer, and the Controller on March 24, 2021.

B	Accounting Policies

B1	Basis of preparation

These financial statements for the Bank have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). According to the By-Laws of AIIB, the financial year of the Bank begins on Jan.1 and ends on Dec. 31 of each year.

The Bank has adopted all of the IFRS standards and interpretations effective for annual periods beginning on Jan. 1, 2020.

The financial statements have been prepared under the historical cost convention, except for those financial instruments measured at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where judgments or estimates are significant to the financial statements are disclosed in Note B4. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued in 2020 and that are effective in future periods do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

The IASB issued “Interest Rate Benchmark Reform – Phase 2 (Amendments to IFRS 9, IAS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16) in response to the potential effects that the interbank offer rate (IBOR) reform could have on financial reporting. The amendments have a mandatory adoption date for annual reporting periods beginning on Jan. 1, 2021 (Note D4 IBOR reform).

B3	Summary of significant accounting policies

B3.1	Functional currency and foreign currency transactions

The functional currency of the Bank and the presentation currency of the Bank are United States Dollar (“USD” or “US Dollar”).

Foreign currency transactions are initially translated into USD using exchange rates prevailing at the dates of the related transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss during the period in which they arise.

B3.2	Cash and cash equivalents

Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Deposits with initial maturity of three months or less, certain certificates of deposit, money market funds, commercial papers and other short-term investments which are considered highly liquid and with high credit quality, are classified as cash and cash equivalents.

B3.3	Financial instruments

B3.3.1	Financial assets

The Bank’s financial assets are classified into three categories:

(a) Amortized cost,

(b) Fair value through other comprehensive income (“FVOCI”), or

(c) Fair value through profit or loss (“FVPL”).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.1	Financial assets (Continued)

The basis of classification depends on the relevant business model and the contractual cash flow characteristics of the underlying financial asset.

(a)	Classification of financial assets at amortized cost

The Bank classifies its financial assets at amortized cost only if both of the following criteria are met:

(i)	The financial asset is held within a business model having the objective of collecting the contractual cash flows; and
(ii)	The contractual terms give rise, on specified dates, to cash flows that are solely payments of principal or interest on the principal outstanding.

The Bank applies the effective interest method to the amortized cost of a financial asset.

(b)	Classification of financial assets at FVOCI

Financial assets at FVOCI comprise:

(i)

Financial assets having contractual cash flows which reflect solely payments of principal and interest on outstanding principal, and for which the objective of the related business model is achieved both by collecting contractual cash flows and selling financial assets, and

(ii)

Investments in equity instruments which are neither held for trading nor contingent consideration, and for which the Bank has made an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income (“OCI”) rather than profit or loss.

For (i) above, interest is calculated using the effective interest method and recognized in profit or loss. Except for gains or losses from impairment and foreign exchange, the financial asset is measured at FVOCI. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss.

For (ii) above, the accumulated fair value changes in OCI will not be reclassified to profit or loss in the future. Dividends on such investments are recognized in profit or loss, unless the dividend clearly represents a recovery of part of the cost of the investment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.1	Financial assets (Continued)

(c)	Classification of financial assets at FVPL

The Bank classifies the following financial assets at FVPL:

(i)	Financial assets that do not qualify for measurement at either amortized cost or FVOCI;
(ii)

Financial assets that are designated at initial recognition at FVPL irrevocably, when such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise;

(iii)	Investments in equity instruments that are held for trading; and
(iv)	Investments in equity instruments for which the Bank has not elected to recognize fair value gains or losses through OCI.

B3.3.2	Financial liabilities

The Bank’s financial liabilities are classified as either financial liabilities through FVPL or other financial liabilities, carried at amortized cost.

(a)	Classification of financial liabilities at FVPL

Financial liabilities at FVPL have two subcategories, financial liabilities held for trading and those designated as FVPL on initial recognition.

Financial liabilities can be designated at FVPL when one of the following criteria is met:

(i)	Eliminates or significantly reduces an accounting mismatch which would otherwise arise;
(ii)	A group of financial liabilities are managed, and their performance is evaluated on fair value basis, in accordance with a documented risk management strategy; or
(iii)	The financial liability contains one or more embedded derivatives which significantly modify the cash flows otherwise required.

The amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability shall be presented in OCI. The remaining amount of change in the fair value of the liability shall be presented in profit or loss.

(b)	Other financial liabilities

Other financial liabilities are measured at amortized cost, using the effective interest method. The related interest expenses are recognized in profit or loss.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.3	Derivatives

The Bank measures derivatives at fair value, with all changes in fair value recognized in the Statement of Comprehensive Income. The Bank recognizes all of its contractual rights and obligations under derivatives in the Statement of Financial Position as assets and liabilities, respectively.

The Bank uses derivative instruments primarily for asset and liability management. The Bank has elected not to designate any hedging relationships for accounting purposes.

B3.3.4	Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

A puttable financial instrument includes a contractual obligation for the issuer to repurchase or redeem that instrument for cash or another financial asset on exercise of the put. The puttable instrument that includes such an obligation is classified as an equity instrument when meeting all the generally required features being most subordinate class of shares with identical features and all have the same rights on liquidation.

B3.3.5	Impairment of financial instruments

Financial assets of the Bank that are measured at amortized cost (Note B3.3.1(a)), FVOCI (Note B3.3.1 (b) (i)) and certain unrecognized financial instruments such as loan commitments are subject to credit loss estimated through an expected credit loss (“ECL”) model, assessed on a forward-looking basis.

At each reporting date, the Bank assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When making this assessment, the Bank considers the change in the risk of a default occurring over the expected life of the financial instrument. To make this assessment, the Bank compares the risk of a default occurring as at the reporting date with the risk of a default occurring as at the date of initial recognition, based on reasonable and supportable information that is available without undue cost or effort and is indicative of significant increases in credit risk since initial recognition.

At each reporting date, the Bank measures the loss allowance for a financial instrument at either:

(i)	An amount equal to the lifetime ECL if the credit risk related to that financial instrument has increased significantly since initial recognition; or
(ii)	An amount equal to a 12-month ECL if the credit risk related to that financial instrument has not increased significantly since initial recognition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.5	Impairment of financial instruments (Continued)

The Bank measures ECL related to a financial instrument in a way that reflects:

(i)	An unbiased and probability-weighted amount determined by evaluating a range of possible outcomes;
(ii)	The time value of money; and
(iii)

Reasonable and supportable information that is available without undue cost or effort at the reporting date regarding relevant past events, current circumstances, and forecasts of future economic conditions.

The Bank identifies financial assets as having credit impairment when one or more events that could have a detrimental impact on the estimated future cash flows of that financial asset have occurred.

The Bank recognizes the loss allowance of loan commitments as a provision. However, if a financial instrument includes both a loan (i.e. financial asset) and an undrawn commitment (i.e. loan commitment) component and the Bank cannot separately identify the ECL on the loan commitment component from those on the financial asset component, the ECL on the loan commitment is recognized together with the loss allowance for the financial asset. To the extent that the combined ECL exceeds the gross carrying amount of the financial asset, the ECL is recognized as a provision.

B3.3.6	Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly observable or estimated using another valuation technique.

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, pricing service, or regulatory agency; and those prices represent actual and regularly occurring market transactions on an arm’s length basis. If the above criteria are not met, the market is regarded as being inactive.

For financial instruments not traded in active markets, fair value is determined using appropriate valuation techniques. Valuation techniques include the use of recent transaction prices, discounted cash flow analysis, option pricing models and others commonly used by market participants. These valuation techniques include the use of observable and/or unobservable inputs.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.7	Offsetting of financial instruments

A financial asset and a financial liability are offset and the net amount presented in the statement of financial position when the Bank currently has a legally enforceable right to set off the recognized amounts, and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

B3.3.8	Day one profit or loss

The best evidence of fair value of a financial instrument at initial recognition is the transaction price, which is the fair value of the payment given or received, unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets.

Sovereign loans are measured at fair value at initial recognition, using the assumptions market participants with similar objectives as the Bank would use when pricing the sovereign-backed loan assets. The market where the Bank enters into such transactions is considered to be the principal market.

In situations where the fair value cannot be determined by observable market inputs, the difference between the transaction price and the fair value, commonly referred to as “day one profit or loss”, is either amortized over the life of the transaction, deferred until the instrument’s fair value can be measured using market observable data, or realized through settlement. The financial instrument is subsequently measured at fair value, adjusted for the deferred day one profit or loss. Subsequent changes in fair value are recognized immediately in the income statement without reversal of deferred day one profits or losses.

B3.3.9	Recognition and derecognition

The Bank recognizes a financial asset or a financial liability in its Statement of Financial Position when, and only when, the Bank becomes a party to the contractual provisions of the instrument.

A regular way purchase or sale of financial assets shall be recognized and derecognized as applicable using trade date accounting. Loans are recognized when cash is advanced to the borrowers.

At initial recognition, the Bank measures a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial Instruments (Continued)

B3.3.9	Recognition and derecognition (Continued)

Before evaluating whether, and to what extent, derecognition is appropriate, the Bank determines whether the derecognition analysis should be applied to a part of a financial asset or a financial asset in its entirety. The Bank derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Bank neither transfers nor retains substantially all the risks and rewards of ownership and has not retained control of the transferred asset, the Bank derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer.

Upon derecognition of a financial asset in its entirety, the difference between the carrying amount of the asset and the sum of the consideration received and receivable and, where applicable, the cumulative gain or loss that had been recognized in other comprehensive income is reclassified to profit or loss, except for those investments in equity instruments designated as FVOCI.

Financial liabilities are derecognized when the related obligation is discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the sum of the consideration paid and payable is recognized in the profit or loss.

B3.4	Investment in associate

Associates are those entities in which the Bank has significant influence over, but does not control or jointly control, the financial and operating policy decisions. Investment in an associate is accounted for under the equity method and is initially recognized at cost, including attributable goodwill, and is adjusted thereafter for the post-acquisition change in the Bank’s share of net assets less any impairment losses.

The Bank’s share of its associate’s profit or loss is recognized in the Bank’s Statement of Comprehensive Income. When the Bank’s share of losses in the associate equals or exceeds its interest in the associate, the Bank does not recognize further losses, unless the Bank has incurred obligations or made payments on behalf of the associate. The investment is assessed for impairment where indicators of impairment are present.

B3.5	Property, plant and equipment

Property, plant and equipment (“PPE”) are tangible assets held for use and expected to be used during more than one period. The Bank adopts the cost model for measuring PPE. PPE is stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis to write down the cost of each asset to its residual value over its estimated useful economic life, which is generally less than ten years.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.6	Intangible assets

Intangible assets are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis to write down the cost of each asset to its residual value over its estimated useful economic life. Intangible assets comprise computer software which is amortized over a useful economic life, which is generally less than five years.

B3.7	Revenue

B3.7.1	Interest income

Interest income is calculated using the effective interest method. In this regard, the effective interest rate is applied to the gross carrying amount of a financial asset except for:

(i)	Purchased or originated credit-impaired financial assets, for which the credit adjusted effective interest rate is applied to the amortized cost of the financial assets from initial recognition; and
(ii)

Credit-impaired financial assets that have been recognized subsequent to initial recognition, for which the original effective interest rate is applied to the net carrying value in subsequent reporting periods.

With respect to (ii) above, in subsequent reporting periods, interest income is calculated by applying the effective interest rate to the gross carrying amount if the credit risk of the financial asset improves so that it is no longer credit impaired.

B3.7.2	Front-end and commitment fees

Front-end fees received by the Bank relating to the origination or acquisition of a financial asset are an integral part of generating involvement with the resulting financial instrument and, accordingly, are an integral part of the effective interest rate of that financial instrument.

Commitment fees received by the Bank to originate a loan when the loan commitment is not measured at FVPL are treated as follows:

(i)

If it is probable that the Bank will enter into a specific lending arrangement, it is an integral part of the effective interest rate of a financial instrument. If the commitment expires without the Bank making the loan, the fee is recognized as income at expiration of the commitment.

(ii)

If it is likely that a specific lending arrangement will not be entered into, or the loan commitment fee is directly related to the undrawn portion of the loan commitment and it changes based on the portion of the unused commitment at that time, it is not an integral part of the effective interest rate of the financial instrument and the fee is accounted for as income over the commitment period.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.7	Revenue (Continued)

B3.7.3	Administration fees

Administration fees are recognized as revenue throughout the period that the services are rendered.

B3.8	Employee benefits

Employee benefits represent considerations given, and are expenditures incurred by the Bank, in exchange for services rendered by employees or for termination of employment contracts. These benefits include short-term employee benefits and contributions to defined contribution plans.

Short-term employee benefits

During the reporting period in which an employee has rendered services, the Bank recognizes the short-term employee benefits payable for those services as a liability with a corresponding increase in the related expense. Short-term employee benefits include base salary and location premiums, pre-retirement medical insurance, life insurance, accidental death and disability provision, death grant, leave, travel accident coverage, long-term disability, multipurpose loans to staff as well as flexible allowance and resettlement allowance which are special allowances for staff recruited globally.

Defined contribution plans

A defined contribution plan is a retirement plan under which the Bank pays fixed contributions into a separate entity. When an employee has rendered service to the Bank during a period, the Bank recognizes a contribution payable to a defined contribution plan in exchange for that service, along with the related expense. Defined contribution plans include defined contribution retirement plans and post-retirement medical benefit plans.

B3.9	Leases

A lease contract is one which conveys the right to control the use of an asset for a specified period of time. The lease liability is measured as the present value of the payments that are not paid at the date of recognition discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the incremental borrowing rate is used. The right of use asset is measured at cost, consisting of the lease liability plus any payments made before the commencement of lease and less any lease incentives. Right of use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

B3.10	Dividends

Dividend distributions to the Bank’s members are recognized as a liability in the period in which the dividends are approved by the Board of Governors.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.11	Current and noncurrent presentation

The Bank presents its assets and liabilities in the order of liquidity as this provides more relevant information.

B3.12	Taxation

In accordance with Article 51 of the AOA, within the scope of its official activities, the Bank, its assets, property, income, and its operations and transactions, shall be exempt from all taxation and from all custom duties in its member countries. Article 51 also exempts the Bank from any obligation for the payment, withholding, or collection of any tax or duty.

B4	Critical accounting estimates and judgments in applying accounting policies

The Bank makes estimates and assumptions that affect the amounts recognized in the financial statements, and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

B4.1	Impairment losses on financial instruments

The measurement of the ECL allowance for financial assets measured at amortized cost requires extensive financial modelling and significant assumptions about future economic conditions and credit behavior (e.g. the likelihood of customers defaulting and the resulting losses).

A number of significant judgments are also required in measuring ECL, which include:

•	Determining criteria for significant increase in credit risk and credit impairment;
•	Choosing appropriate models and assumptions for the measurement of ECL;
•	Establishing the number and probability of forward-looking scenarios for each type of product; and
•	Assigning exposures through an internal credit rating process.

Details of the inputs, assumptions, and estimation techniques used in measuring ECL are further disclosed in Note D3, which also presents sensitivities of the ECL.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4	Critical accounting estimates and judgments in applying accounting policies (Continued)

B4.2	Measurement of fair value

Paid-in capital receivables are initially measured at fair value. The Bank is required to use valuation techniques to determine the fair value. The Bank made judgments about the expected timing of future cash flows and the appropriate discount rate to apply. Detailed information is further disclosed in Note E.

B4.3	Structured entities consolidation

The Bank manages two special funds, i.e. the Project Preparation Special Fund and the Special Fund Window under COVID-19 Crisis Recovery Facility (Special Fund Window) (together, the “Special Funds”). The Bank has made a judgment on whether or not, for accounting purposes, it is the principal or an agent, to assess whether the Bank controls the Special Funds and should consolidate them. The Bank identified the Special Funds assets as a “silo” when conducting its consolidation assessment. When performing this assessment, the Bank considered several factors including, among other things, the scope of its decision-making authority over the structured entities, the rights held by other parties, the remuneration to which it is entitled in accordance with the related agreements for the administration services and the Bank’s exposure to variability of returns from other interests that it holds in the structured entities. The Bank is not exposed to any significant variability in its returns and as such is deemed to not control the Special Funds. The Bank performs re-assessment periodically.

Detailed information about the unconsolidated structured entities is set out in Note C19.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
Interest income
Loan investments (1)	102,868	73,017
Cash, cash equivalents, and deposits	219,849	358,071
Bond investments	20,431	4,462
Total interest income	343,148	435,550

Interest expense
Borrowings	(92,186)	(35,156)

Total interest expense	(92,186)	(35,156)
Net interest income	250,962	400,394

(1)

Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

C2	Net fee and commission income

	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
Loan commitment fee and service fee	16,090	13,029
Special Funds administration fee (Note C20)	70	70
MCDF administration fee (1)	1,630	-
Others	19	-
Total fee and commission income	17,809	13,099

Cofinancing service fee	(3,034)	(1,188)
Total fee and commission expense	(3,034)	(1,188)

Net fee and commission income	14,775	11,911

(1)

According to the Cooperation Agreement between the Ministry of Finance of China and AIIB and the agreement on the terms and conditions of service as the Administrator of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”), the Bank provides services regarding the preparation and administration of the MCDF Finance Facility, respectively. Therefore, the Bank charges an administration fee for costs associated with the work carried out in relation to MCDF Finance Facility. The Multilateral Cooperation Center for Development Finance serves as a platform to foster high-quality infrastructure and connectivity investments for developing countries.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
Money Market Funds (Note C6)	11,405	51,328
Investments at fair value through profit or loss (Note C7)	109,383	27,768
Borrowings (Note C13)	(222,621)	(57,343)
Derivatives	241,311	56,889
Total	139,478	78,642

C4	Impairment provision

	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
Impairment provision for
- Loan investments (Note C8)	93,364	17,952
- Bond investments (Note C9)	74	3,725
Total impairment provision	93,438	21,677

C5	General and administrative expenses

	For the year ended	For the year ended
	Dec. 31, 2020	Dec. 31, 2019
Staff costs (1)	77,157	56,150
Professional service expenses	29,673	22,015
Facilities and administration expenses	18,344	10,927
IT services	18,085	14,923
Issuance cost for borrowings	8,688	3,125
Travelling expenses	3,313	11,022
Annual audit fee	1,000	1,000
Others	6,529	6,533
Total general and administrative expenses	162,789	125,695

(1)	Staff costs

	For the year ended	For the year ended
	Dec. 31, 2020	Dec. 31, 2019
Short-term employee benefits	65,600	48,160
Defined contribution plans	10,753	7,324
Others	804	666
Total	77,157	56,150

Refer to Note C20 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	Dec. 31, 2020	Dec. 31, 2019
Cash	-	-
Deposits with banks
- Demand deposits (1)	252,132	311,351
- Term deposits and certificates of deposit with initial maturity of three months or less	550,238	950,813
Money Market Funds (2)	1,900,091	1,851,599
Total cash and cash equivalents	2,702,461	3,113,763
Add: term deposits and certificates of deposit with initial maturity more than three months (3)	13,208,020	11,864,578
Total cash, cash equivalents, and deposits with banks	15,910,481	14,978,341

(1)

USD34.33 million of demand deposits is segregated for the purpose of investing in Asian infrastructure related bonds (Dec. 31, 2019: USD22.14 million). USD5.02 million of demand deposits is segregated for the External Managers Program purpose (Dec. 31, 2019: USD7.85 million).

(2)	Money Market Funds

	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
As at beginning of year	1,851,599	1,473,408
Additions	15,830,000	12,664,513
Disposals	(15,792,913)	(12,337,650)
Fair value gain, net	11,405	51,328
Total Money Market Funds	1,900,091	1,851,599

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits and certificates of deposit with initial maturity more than three months have maturities up to 24 months. As at Dec. 31, 2020, USD13.21 billion of term deposits and certificates of deposit has remaining maturity within 12 months (Dec. 31, 2019: USD11.66 billion).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
As at beginning of year	4,096,263	3,325,484
Additions	2,452,554	4,058,278
Termination of Trust Fund (a)	-	(3,295,167)
Return of capital contributions	(6,045)	(15,108)
Disposals	-	(4,992)
Net gain of investments	109,383	27,768
Total investments at fair value through profit or loss	6,652,155	4,096,263

Analysis of investments at fair value through profit or loss:

	Dec. 31, 2020	Dec. 31, 2019
External Managers Program (b)	4,121,093	4,018,439
Certificates of deposit (c)	1,946,406	-
LP Funds and others (d)	107,561	29,664
Bond investments (e)	422,236	-
Investment in Trust (f)	54,859	48,160
Total investments at fair value through profit or loss	6,652,155	4,096,263

The Bank has the following investments in certain unconsolidated structured entities:

(a)

In prior years, the Bank placed funds with an external counterparty in a trust fund account, which reinvested the funds in a larger collective pool of investments in accordance with the investment mandate. The Bank classified this investment as a single unit of account measured at fair value through profit or loss.

The Trust Fund was terminated in Jan. 2019 and funds were returned to the general treasury portfolio.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(b)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities. The portfolios are held for trading purposes and the securities are eligible for sale at any time. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	Dec. 31, 2020	Dec. 31, 2019

Investment grade corporate and financial bonds	2,561,223	2,180,460
Supranational bonds	943,976	628,637
Treasury bills and notes	111,474	597,393
Commercial paper	132,409	195,231
Term deposits and certificates of deposit	139,249	226,142
Other investment securities	232,762	190,576
Total	4,121,093	4,018,439

(c)

The Bank invests in certificates of deposit which are actively managed within treasury portfolio and measured at fair value through profit or loss. The certificates of deposit are of high credit quality.

(d)

The Bank invests in limited partnership funds (“LP Funds”), which are managed by the general partners, who make all investment decision on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner with a capital commitment which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the general partners. The LP Funds do not have an expected maturity date within twelve months.

(e)	The Bank invests in bond securities which are actively managed. Therefore, the bond investments are measured at fair value through profit or loss. The bonds invested are of high credit quality.

(f)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust are listed on the National Stock Exchange of India Limited as of June 27, 2019. The Trust is managed by an investment manager who make investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust does not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	Dec. 31, 2020	Dec. 31, 2019

Gross carrying amount	8,397,922	2,320,362
ECL allowance	(121,990)	(47,412)
Net carrying amount	8,275,932	2,272,950

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at Dec. 31, 2020, USD4,183.87 million of the total carrying amount of the

Bank’s loans are variable spread loans (Dec. 31, 2019: nil).

As at Dec. 31, 2020, USD162.89 million of the total carrying amount matures within 12 months (Dec. 31, 2019: USD26.88 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Dec. 31, 2020. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Dec. 31, 2020	Dec. 31, 2019

Loan investments, gross carrying amount	8,397,922	2,320,362
Loan commitments	8,006,312	4,576,460
	16,404,234	6,896,822
Total ECL allowance (a)	(160,289)	(66,925)
	16,243,945	6,829,897

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

During the year ended Dec. 31, 2020, new loan investments and loan commitments with an amount of USD9,497 million, including sovereign-backed loans of USD8,703 million, with ratings ranging from 1 to 10 (Note D3), and nonsovereign-backed loans of USD794 million, with ratings ranging from 4 to 9 have become effective and are included in the assessment of ECL at Dec. 31, 2020 (Dec. 31, 2019: USD2,197 million, including sovereign-backed loans of USD2,056 million, rating ranged from 3 to 9, and nonsovereign-backed loans of USD141 million, rating ranged from 8 to 9).

(a)

As at Dec. 31, 2020, the total ECL related to loan commitments is USD38.30 million (Dec. 31, 2019: USD19.51 million), and is presented as a provision in Note C15. Consequential to the disbursements, USD0.1 million of the ECL for the loan commitments that was presented as a provision at Dec. 31, 2019 has been included in the ECL allowance at Dec. 31, 2020.

For the year ended Dec. 31, 2020, the impairment losses on loan investments and loan commitments were USD93.36 million (2019: USD17.95 million), as disclosed in Note C4.

C9	Bond investments at amortized cost

Bond investments	Dec. 31, 2020	Dec. 31, 2019

Gross carrying amount	472,826	483,492
ECL allowance (Note C4)	(3,799)	(3,725)
Net carrying amount	469,027	479,767

The Bank has invested in a fixed income portfolio which comprises primarily Asian infrastructure-related bonds. The bonds are initially recognized at fair value and subsequently measured at amortized cost. As at Dec. 31, 2020, the gross carrying amount of investment grade bonds with credit ratings ranging from 1 to 4 is USD221.75 million (Dec. 31, 2019: USD169.08 million) and noninvestment grade bonds with credit ratings ranging from 5 to 9 is USD251.08 million (Dec. 31, 2019: USD314.41 million).

For the year ended Dec. 31, 2020, USD17.74 million investment loss was recognized as a result of disposal of certain bonds in the portfolio (for the year ended Dec. 31, 2019: nil).

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis.

As at Dec. 31, 2020, USD39.58 million of the gross carrying amount matures within 12 months (Dec. 31, 2019: USD47.24 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Investment in associate

On April 2, 2020, the Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans. As at Dec. 31, 2020, the undrawn capital commitment is USD27 million.

For the period from the date of subscription to Dec. 31, 2020, the associate recognized a loss of USD1.47 million. The Bank has recorded a net loss of USD0.44 million following the equity method.

For the year ended
Dec. 31, 2020

As at beginning of period	-
Additions	27,000
Share of loss for the period	(441)
Total investment in associate	26,559

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the year ended Dec. 31, 2020, a total discount of USD0.07 million (2019: USD2.82 million) has been debited to the reserve. An amount of USD7.56 million (2019: USD57.62 million) has been accreted through income in the current year.

As at Dec. 31, 2020, overdue contractual undiscounted paid-in capital receivables amounting to USD151.27 million (Dec. 31, 2019: USD335.95 million) (Note C16) are not considered impaired. Of this amount, USD0.78 million (Dec. 31, 2019: USD161.22 million) has been collected by the date of signing of the 2020 financial statements.

As at Dec. 31, 2020, USD287.82 million (Dec. 31, 2019: USD469.10 million) of the paid-in capital balance is due within 12 months.

	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
As at beginning of year	748,267	4,386,984
Paid-in capital receivables originated	6,034	72,876
Contributions received	(325,383)	(3,766,650)
Transfer from prepaid paid-in capital to contribution	(400)	(2,560)
Accretion to profit or loss	7,556	57,617
Total paid-in capital receivables	436,074	748,267

C12	Other assets

	Dec. 31, 2020	Dec. 31, 2019
Cash collateral receivable (Note C14)	24,500	-
Prepayments	2,922	2,136
Others	521	423
Total other assets	27,943	2,559

C13	Borrowings

	Dec. 31, 2020	Dec. 31, 2019
SEC-registered notes (a)	8,673,495	2,557,324
RMB Denominated Panda Bond (b)	454,408	-
Global Medium-Term Notes (c)	2,467,290	-
Total borrowings	11,595,193	2,557,324

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(a)

As of Dec. 31, 2020, the Bank has issued a total of USD8.5 billion SEC-registered fixed rate global notes in the capital markets. These notes are listed on the London Stock Exchange’s main market. The following table sets out the details of the SEC- registered notes.

(in USD million)
Date of issuance	Notional amount	Cash proceeds	Coupon (per annum)	Coupon payment	Maturity date
May 16, 2019	2,500	2,492.95	2.25%	Semi-annual	May 16,	2024
May 28, 2020	3,000	2,984.94	0.50%	Semi-annual	May 28,	2025
Sep. 29, 2020	3,000	2,994.09	0.25%	Semi-annual	Sep. 29,	2023
Total	8,500	8,471.98

(b)

On June 15, 2020, the Bank issued Renminbi denominated bonds on China’s interbank bond market (“RMB Denominated Panda Bond”) in the aggregate amount of CNY3 billion, at a fixed interest rate of 2.4% p.a., payable annually, and a maturity date of June 15, 2023.

(c)

For the year ended Dec. 31, 2020, the Bank issued a total of USD2,380 million equivalent fixed rate notes under its Global Medium-Term Note (“GMTN”) program through a combination of private and public placements.

The Bank has entered into interest rate swaps and cross currency swaps to economically hedge its interest rate and currency exposures. The borrowings have been designated as financial liabilities at fair value through profit or loss, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the year ended Dec. 31, 2020, the fair value movements attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD23.70 million.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the year ended Dec. 31, 2020.

	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
As at Jan. 1, 2020/2019	2,557,324	-
Changes arising from cash flows
- Proceeds from borrowings, net	8,753,445	2,489,825
- Interest payments	(63,589)	(28,125)
- Issuance cost for borrowings	8,688	3,125
Non-cash changes
- Accrued interest	93,001	35,156
- Changes in fair values included in the other comprehensive income	23,703	-
- Changes in fair values included in e profit or loss (Note C3)	222,621	57,343
As at Dec. 31, 2020/2019	11,595,193	2,557,324

C14	Derivatives

As at Dec. 31, 2020, the Bank has entered into several interest rate swap and cross currency swap contracts. Swap contracts are derivative instruments and valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these swap contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at Dec. 31, 2020. The payments under each of the swap contracts are subject to enforceable master netting arrangements.

	As at Dec. 31, 2020
		Fair value
	Contractual notional amount	Assets	Liabilities
Derivatives
Interest rate swaps	9,370,132	167,784	24,829
Cross currency swaps	2,660,221	104,086	12,861
Total derivatives	12,030,353	271,870	37,690

	As at Dec. 31, 2019
		Fair value
	Contractual notional amount	Assets	Liabilities
Derivatives
Interest rate swap	2,500,000	49,987	-

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the swaps the Bank has entered into as at Dec. 31, 2020 and Dec. 31, 2019.

	As at Dec. 31, 2020
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	-	(6,795)	54,663	95,088	224	143,180
Gross settling cross currency swaps - inflow	4,343	3,293	292,145	2,587,618	36,763	2,924,162
Gross settling cross currency swaps - outflow	(2,036)	(3,400)	(257,534)	(2,535,404)	(37,078)	(2,835,452)
Total derivatives	2,307	(6,902)	89,274	147,302	(91)	231,890

	As at Dec. 31, 2019
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate
swap	-	(12,716)	21,814	43,033	-	52,131

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at Dec. 31, 2020, the Bank has received cash collateral of USD232.23 million (Note C15) (Dec. 31, 2019: USD49.71 million) from the swap counterparties, and has paid cash collateral of USD24.5 million (Note C12) (Dec. 31, 2019: nil) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at Dec. 31, 2020 and Dec. 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Other liabilities

	Dec. 31, 2020	Dec. 31, 2019
Cash collateral payable (Note C14)	232,230	49,710
Provision—ECL allowance (Note C8)	38,299	19,513
Accrued expenses	24,607	15,117
Staff costs payable	6,568	1,808
Deferred administration fee (Note C20)	900	845
Deferred interest (Note C20)	871	-
Others	25	556
Total other liabilities	303,500	87,549

C16	Share capital

	Dec. 31, 2020	Dec. 31, 2019

Authorized capital	100,000,000	100,000,000

– Allocated
- Subscribed	96,748,900	96,718,400
- Unsubscribed	1,802,600	1,828,100

– Unallocated	1,448,500	1,453,500

Total authorized capital	100,000,000	100,000,000

Subscribed capital	96,748,900	96,718,400
Less: callable capital	(77,399,100)	(77,374,700)
Paid-in capital	19,349,800	19,343,700

Paid-in capital comprises:
– amounts received	18,905,529	18,579,745
– amounts due but not yet received	151,271	335,945
– amounts not yet due	293,000	428,010
Total paid-in capital	19,349,800	19,343,700

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Turkey	26,099	2,609,900	2,087,900	522,000
United Arab
Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Vietnam	6,633	663,300	530,600	132,700
Total	967,489	96,748,900	77,399,100	19,349,800

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at Dec. 31, 2020 are USD825.86 million (Dec. 31, 2019: USD658.16 million). For the year ended Dec. 31, 2020, USD7.56 million (Dec. 31, 2019, USD57.62 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C19	Unconsolidated structured entities

Two Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative subdivisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The purpose of the Special Fund Window under COVID-19 Crisis Recovery Facility (Special Fund Window) is to reduce the burden of AIIB’s lower-income members seeking financing under the Crisis Recovery Facility (“Facility”).

The resources of the Special Fund Window, which include amounts transferred by the Bank from its Project Preparation Special Fund, shall be used, on a grant basis, to buy down the interest due under sovereign-backed financings under the Facility (except for policy-based financings) to, or guaranteed by, eligible Bank members. Eligible Bank members are those that, at the time the decision to extend the relevant Facility financing is made, are eligible to receive financing from IDA and are determined as IDA-only.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entities (Continued)

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at Dec. 31, 2020, the Project Preparation Special Fund has aggregate contributions received amounting to USD128 million (Dec. 31, 2019: USD115.5 million). For the year ended Dec. 31, 2020, fees recognized as income amounted to USD0.07 million (Dec. 31, 2019: USD0.07 million) (Note C2). As at Dec. 31, 2020, deferred administration fees recognized as other liabilities amounted to USD0.9 million (Dec. 31, 2019: USD0.85 million).

For the year ended Dec. 31, 2020, interest rate buy-down for eligible sovereign-backed loans from Special Fund Window amounted to USD0.87 million (Note C15).

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties are as follows:

	Dec. 31, 2020		Dec. 31, 2019

	Key management personnel	Other related parties	Key management personnel	Other related parties
Loan investments (1)	-	670,120	-	247,408
LP Fund (2)	-	25,640	-	-
Investment in associate (3)	-	26,559	-	-
Staff loan	14	-	10	-
Other liabilities (4)	-	1,771	-	845

The income and expense items affected by transactions with related parties are as follows:

	For the year ended Dec. 31, 2020		For the year ended Dec. 31, 2019

	Key management personnel	Other related parties	Key management personnel	Other related parties
Income from loan investments	-	13,337	-	3,647
Net loss on LP Fund	-	(4,007)	-	-
Share of loss on investment in associate	-	(441)	-	-
Income from staff loan	1	-	-	-
Income from Special Funds (Administration Fee)	-	70	-	70

(1)	Loan investments

The Bank approved a total of USD284 million term loan facilities to two nonsovereign borrowers that are ultimately controlled by state-owned enterprises of China. The Bank entered into the agreement with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

The Bank approved a total of USD855 million equivalent sovereign-backed facilities to China, to strengthen its public health infrastructure in combating the outbreak of COVID-19 and to increase the availability of natural gas to help reduce coal consumption and related emissions. AIIB’s standard interest rate for sovereign-backed loans has been applied.

(2)

In July 2019, the Bank approved a USD75 million investment into a limited partnership Fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government of China and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at Dec. 31, 2020, the fair value of the Bank’s interest in the Fund is USD25.64 million.

(3)

In April 2020, the Bank subscribed for USD54 million in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10).

(4)	Other liabilities relate to the Project Preparation Special Fund administration fee of USD0.9 million and the interest rate buy-down of USD0.87 million from Special Fund Window (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer and the Chief Financial Officer.

During the year ended Dec. 31, 2020 and the year ended Dec. 31, 2019, other than loans granted to key management personnel as disclosed above, the Bank has no other material transactions with key management personnel.

The compensation of key management personnel for the year comprises short-term employee benefits of USD4.40 million (for the year ended Dec. 31, 2019: USD4.27 million) and defined contribution plans of USD0.82 million (for the year ended Dec. 31, 2019: USD0.77 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government of the PRC (“Government”) will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the years ended Dec. 31, 2020, and Dec. 31, 2019.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	Dec. 31, 2020			Dec. 31, 2019
Region (1)	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total
Central Asia	1,343	36	1,379	807	10	817
Eastern Asia	6,086	7,314	13,400	-	3,647	3,647
Southeastern
Asia	12,565	3,445	16,010	6,546	1,066	7,612
Southern Asia	33,069	5,065	38,134	22,591	2,143	24,734
Western Asia	27,620	12,774	40,394	32,867	6,845	39,712

Asia	80,683	28,634	109,317	62,811	13,711	76,522
Non-Asia	930	8,711	9,641	688	8,836	9,524

Total	81,613	37,345	118,958	63,499	22,547	86,046

(1)	Regional distribution aligns with the definition of geographic regions used by the United Nations Statistics Division.

C22	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its risk appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board approves key risk policies, the risk appetite, including the top-down risk allocation, and the reporting of the Level 1 KRIs.

The Risk Committee is responsible for establishing the framework, which enables the Bank to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

The Investment Committee reviews proposed projects prepared by Investment Operations staff in compliance with the Bank’s policies and procedures. In order to make its recommendations, the committee is supported by relevant departments with assessments specific to their area, including risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Bank’s Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

● Investments

The treasury portfolio includes cash and deposits with banks, MMFs, bond investments, certificates of deposit and investment portfolios through the Bank’s External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including term deposits, AAA-rated money market funds and bonds.

● Borrowings

The Bank employs a strategy of issuing securities to establish its presence in key capital markets, which provide the Bank with cost-efficient funding levels. Swaps may be used for asset and liability management purposes to match the liabilities resulting from such issuances of notes with the profile of the Bank’s assets, such as loan investments and instruments that are part of the treasury portfolio.

D3	Credit risk

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Bank’s lending and other transactions with counterparties giving rise to financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, bond investments and deposit placing activities. The counterparties could default on their contractual obligations or the carrying value of the Bank’s investments could become impaired due to increase in credit risk of the counterparty.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

●    Sovereign-backed loans

Sovereign-backed loans are the obligation of a member as borrower or guarantor. The Bank’s credit decisions are based on assessments of the borrower’s or guarantor’s capacity to service the loan. These assessments are undertaken in accordance with the relevant operational policies. Specifically, the Bank performs its own sovereign credit analysis and assigns its own internal sovereign credit rating. When making these assessments, the Bank gives particular consideration to the International Monetary Fund/World Bank debt sustainability analyses and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks, and “think tanks”. The appraisal of sovereign-backed loans takes into account, as appropriate, a full assessment of the project’s benefits and risks. The Bank’s internal rating has 12 notches, with rating 1-4 for investment grade. The following table sets out the mapping between the Bank’s internal rating with Standard & Poor’s (“S&P”) credit rating:

AIIB’s Internal Rating	S&P Rating
1	A or better
2	A-
3	BBB+
4	BBB & BBB-
5	BB+
6	BB
7	BB-
8	B+
9	B
10	B-
11	CCC+ or worse
12	Default

As at Dec. 31, 2020, the rating of sovereign-backed loans ranges from 1 to 11 and the related range of annualized probability of default (“PD”) is 0.03%-28.47% (Dec. 31, 2019: rating ranges from 2 to 10 with annualized PD ranging from 0.10%-8.67%).

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

When a borrower fails to make payment on any principal, interest, or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio (Continued)

●     Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loans and investments that do not have a full member guarantee. However, the Bank retains the right, when it deems it advisable, to require a full or partial sovereign guarantee.

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country which may have a better rating than the local sovereign credit rating.

As at Dec. 31, 2020, the rating of nonsovereign-backed loans ranges from 1 to 10 and the related annualized PD is 0.03%-8.11% (Dec. 31, 2019: rating ranges from 1 to 10 with annualized PD ranging from 0.03%-8.67%).

●     Investment in Trust, LP Funds and others

As at Dec. 31, 2020, the investment operations portfolio includes investment in Trust, LP Funds and others described in Note C7. The investments are measured at fair value through profit or loss. The fair value related information is described in Note E.

●     Bond investments

As at Dec. 31, 2020, the investment operations portfolio includes bond portfolio investments described in Note C9. The investments are measured at amortized cost and subject to ECL assessment.

(ii) Credit risk in the treasury portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single A minus credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

As at Dec. 31, 2020, counterparties of the treasury portfolio have credit ratings of single A minus or higher. The credit risk of the treasury portfolio is mainly from the deposits, MMFs, bond investments and External Managers Program. However, given the high credit quality, no significant loss provisions are made for the investments in the treasury portfolio for the year ended Dec. 31, 2020.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

The Bank has counterparty credit risk through the transaction of derivatives to economically hedge the fixed rate of its funding operations into a floating rate. The exposure present from these derivatives is managed through the Bank holding a Credit Support Annex with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments, with their respective ECL allowance balances.

	Dec. 31, 2020			Dec. 31, 2019
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	7,023,244	7,875,861	(112,563)	1,730,200	4,436,664	(56,443)
Nonsovereign- backed loans	1,374,678	130,451	(47,726)	590,162	139,796	(10,482)

Loan investments	8,397,922	8,006,312	(160,289)	2,320,362	4,576,460	(66,925)
Bond investments	472,826	-	(3,799)	483,492	-	(3,725)

Total	8,870,748	8,006,312	(164,088)	2,803,854	4,576,460	(70,650)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	Dec. 31, 2020			Dec. 31, 2019

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Central Asia	1,364,562	-	1,364,562	87,405	-	87,405
Eastern Asia	983,668	-	983,668	-	-	-
Southeastern Asia	2,895,473	40,161	2,935,634	1,188,443	-	1,188,443
Southern Asia	5,656,799	663,955	6,320,754	2,426,219	384,952	2,811,171
Western Asia	2,079,883	865,011	2,944,894	914,643	865,264	1,779,907
Asia	12,980,385	1,569,127	14,549,512	4,616,710	1,250,216	5,866,926
Non-Asia	349,593	-	349,593	299,938	-	299,938
Subtotal	13,329,978	1,569,127	14,899,105	4,916,648	1,250,216	6,166,864

	Dec. 31, 2020			Dec. 31, 2019

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	1,073	-	1,073	1,039	-	1,039
Eastern Asia	846	-	846	-	-	-
Southeastern Asia	273	4,628	4,901	99	-	99
Southern Asia	26,418	58,685	85,103	907	29,731	30,638
Western Asia	2,385	18,095	20,480	824	23,796	24,620
Asia	30,995	81,408	112,403	2,869	53,527	56,396
Non-Asia	160	-	160	47	-	47
Subtotal	31,155	81,408	112,563	2,916	53,527	56,443

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	Dec. 31, 2020			Dec. 31, 2019

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
Central Asia	33,794	-	33,794	-	-	-
Eastern Asia	237,525	-	237,525	247,408	-	247,408
Southeastern Asia	192,322	-	192,322	18,994	-	18,994
Southern Asia	193,101	49,193	242,294	88,732	-	88,732
Western Asia	61,247	278,996	340,243	227,691	-	227,691
Asia	717,989	328,189	1,046,178	582,825	-	582,825
Non-Asia	432,839	26,112	458,951	119,851	27,282	147,133
Subtotal	1,150,828	354,301	1,505,129	702,676	27,282	729,958
Total	14,480,806	1,923,428	16,404,234	5,619,324	1,277,498	6,896,822

	Dec. 31, 2020			Dec. 31, 2019

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	50	-	50	-	-	-
Eastern Asia	29	-	29	18	-	18
Southeastern Asia	3,760	-	3,760	479	-	479
Southern Asia	548	10,615	11,163	262	-	262
Western Asia	574	27,631	28,205	1,191	-	1,191
Asia	4,961	38,246	43,207	1,950	-	1,950
Non-Asia	1,961	2,558	4,519	2,050	6,482	8,532
Subtotal	6,922	40,804	47,726	4,000	6,482	10,482
Total	38,077	122,212	160,289	6,916	60,009	66,925

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

The sector distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	Dec. 31, 2020			Dec. 31, 2019

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Economic resilience	4,263,929	-	4,263,929	-	-	-
Energy	2,076,500	899,155	2,975,655	1,147,451	898,968	2,046,419
Finance	499,809	-	499,809	299,963	-	299,963
Transport	1,898,689	390,566	2,289,255	1,442,123	351,248	1,793,371
Urban	804,739	199,576	1,004,315	665,301	-	665,301
Water	1,951,349	-	1,951,349	1,281,983	-	1,281,983
Finance/Liquidity	499,050	-	499,050	-	-	-
Public health	1,253,906	-	1,253,906	-	-	-
Others	82,007	79,830	161,837	79,827	-	79,827
Subtotal	13,329,978	1,569,127	14,899,105	4,916,648	1,250,216	6,166,864

	Dec. 31, 2020			Dec. 31, 2019

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Economic resilience	26,214	-	26,214	-	-	-
Energy	2,116	34,619	36,735	1,546	42,102	43,648
Finance	755	-	755	155	-	155
Transport	641	21,412	22,053	814	11,425	12,239
Urban	117	18,330	18,447	85	-	85
Water	327	-	327	101	-	101
Finance/Liquidity	674	-	674	-	-	-
Public health	310	-	310	-	-	-
Others	1	7,047	7,048	215	-	215
Subtotal	31,155	81,408	112,563	2,916	53,527	56,443

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	Dec. 31, 2020			Dec. 31, 2019

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
Energy	442,998	227,998	670,996	576,498	27,282	603,780
Information and communication technology	74,059	126,303	200,362	126,178	-	126,178
Finance/Liquidity	419,242	-	419,242	-	-	-
Finance	153,282	-	153,282	-	-	-
Transport	61,247	-	61,247	-	-	-
Subtotal	1,150,828	354,301	1,505,129	702,676	27,282	729,958
Total	14,480,806	1,923,428	16,404,234	5,619,324	1,277,498	6,896,822

	Dec. 31, 2020			Dec. 31, 2019

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Energy	2,245	32,741	34,986	3,749	6,482	10,231
Information and communication technology	2,524	8,063	10,587	251	-	251
Finance/Liquidity	1,291	-	1,291	-	-	-
Finance	288	-	288	-	-	-
Transport	574	-	574	-	-	-
Subtotal	6,922	40,804	47,726	4,000	6,482	10,482
Total	38,077	122,212	160,289	6,916	60,009	66,925

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments) segmented by the Bank’s internal credit rating system and their respective staging.

	Dec. 31, 2020			Dec. 31, 2019
Internal credit rating	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Investment grade	8,404,172	-	8,404,172	3,069,081	-	3,069,081
Noninvestment grade (a)	4,925,806	1,569,127	6,494,933	1,847,567	1,250,216	3,097,783
Subtotal	13,329,978	1,569,127	14,899,105	4,916,648	1,250,216	6,166,864

Nonsovereign-backed loans
Investment grade	556,935	-	556,935	247,408	-	247,408
Noninvestment grade (b)	593,893	354,301	948,194	455,268	27,282	482,550
Subtotal	1,150,828	354,301	1,505,129	702,676	27,282	729,958
Total	14,480,806	1,923,428	16,404,234	5,619,324	1,277,498	6,896,822

(a)

For the noninvestment grade sovereign-backed loan exposures as at Dec. 31, 2020, balances of USD4,356 million have internal ratings ranging from 5 to 7 (Dec. 31, 2019: USD2,006 million), and balances of USD2,139 million have internal ratings ranging from 8 to 12 (Dec. 31, 2019: USD1,092 million).

(b)

For the noninvestment grade nonsovereign-backed loan exposures as at Dec. 31, 2020, balances of USD187 million have internal ratings ranging from 5 to 7 (Dec. 31, 2019: USD175 million), and balances of USD761 million have internal ratings ranging from 8 to12 (Dec. 31, 2019: USD307 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Credit enhancement

As at Dec. 31, 2020, the Bank’s maximum exposure to credit risk from financial instruments other than loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented in the Statement of Financial Position. The maximum exposure to credit risk from the undrawn loan commitments as at Dec. 31, 2020 is USD8,006 million (Dec. 31, 2019: USD4,576 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Dec. 31, 2020	Dec. 31, 2019

Guaranteed by sovereign members	2,711,526	2,013,863
Guaranteed by nonsovereign entities	457,263	367,915
Unguaranteed (a)	13,235,445	4,515,044
Total	16,404,234	6,896,822

(a)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to members.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Dec. 31, 2020, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments. There was no other credit enhancement held as at Dec. 31, 2020 and Dec. 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	4,916,648	1,250,216	6,166,864
New loans and commitments originated	8,702,672	-	8,702,672
Repayments	(1,276)	-	(1,276)
Movement in net transaction costs, fees, and related income through EIR method	(9,082)	(658)	(9,740)
Foreign exchange movements	40,585	-	40,585
Transfer to stage 1	-	-	-
Transfer to stage 2	(319,569)	319,569	-
As at Dec. 31, 2020	13,329,978	1,569,127	14,899,105

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2020	2,916	53,527	56,443
Additions	27,953	-	27,953
Change in risk parameters (1)	542	(2,124)	(1,582)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(256)	30,005	29,749
As at Dec. 31, 2020	31,155	81,408	112,563

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	702,676	27,282	729,958
New loans and commitments originated	794,376	-	794,376
Repayment of loans	(24,761)	(973)	(25,734)
Movement in net transaction costs, fees, and related income through EIR method	(2,390)	(197)	(2,587)
Foreign exchange movements	9,116	-	9,116
Transfer to stage 1	-	-	-
Transfer to stage 2	(328,189)	328,189	-
As at Dec. 31, 2020	1,150,828	354,301	1,505,129

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2020	4,000	6,482	10,482
Additions	10,272	-	10,272
Change in risk parameters (1)	(406)	(3,924)	(4,330)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(6,944)	38,246	31,302
As at Dec. 31, 2020	6,922	40,804	47,726
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2020	14,480,806	1,923,428	16,404,234
Total ECL allowance as at Dec. 31, 2020	38,077	122,212	160,289

(1)	The change in the loss allowance is due to change in the PD, LGD and exposure at default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2019	2,859,054	1,264,756	4,123,810
New loans and commitments originated	2,058,400	-	2,058,400
Repayments	(384)	-	(384)
Cancellations	-	(15,750)	(15,750)
Movement in net transaction costs, fees, and related income through EIR method	(422)	1,210	788
Transfer to stage 1	-	-	-
Transfer to stage 2	-	-	-
As at Dec. 31, 2019	4,916,648	1,250,216	6,166,864

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2019	2,007	44,368	46,375
Additions	409	-	409
Change in risk parameters	500	9,159	9,659
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
As at Dec. 31, 2019	2,916	53,527	56,443

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Total

Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2019	585,677	-	585,677
New loans and commitments originated	139,550	-	139,550
Repayment of loans	(1,731)	-	(1,731)
Movement in net transaction costs, fees, and related income through EIR method	6,462	-	6,462
Transfer to stage 1	-	-	-
Transfer to stage 2	(27,282)	27,282	-
As at Dec. 31, 2019	702,676	27,282	729,958

	Stage 1	Stage 2	Total

ECL allowance as at Jan. 1, 2019	2,598	-	2,598
Additions	993	-	993
Change in risk parameters	704	-	704
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(295)	6,482	6,187
As at Dec. 31, 2019	4,000	6,482	10,482
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2019	5,619,324	1,277,498	6,896,822
Total ECL allowance as at Dec. 31, 2019	6,916	60,009	66,925

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total

Bond investments as at Jan. 1, 2020	427,956	55,536	-	483,492
New bond investments	115,679	-	-	115,679
Accrual and amortization	(34)	(12)	-	(46)
Transfer to stage 1	29,778	(29,778)	-	-
Transfer to stage 2	(59,741)	59,741	-	-
Transfer to stage 3	(15,049)	-	15,049	-
Derecognition	(87,273)	(23,977)	(15,049)	(126,299)
As at Dec. 31, 2020	411,316	61,510	-	472,826

	Stage 1	Stage 2	Stage 3	Total

ECL allowance as at Jan. 1, 2020	1,635	2,090	-	3,725
Additions	313	-	-	313
Change in risk parameters	123	(61)	-	62
Change from lifetime (stage 2) to 12-month (stage 1) ECL	46	(1,233)	-	(1,187)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(294)	2,588	-	2,294
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(393)	-	14,326	13,933
Reversal of provisions for derecognized bonds (1)	(240)	(775)	(14,326)	(15,341)
As at Dec. 31, 2020	1,190	2,609	-	3,799

(1)	As at Dec. 31, 2020, all the Stage 3 bonds have been disposed and the corresponding ECL amounted to USD14.33 million was reversed.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Total

Bond investments as at Jan. 1, 2019	-	-	-
New bond investments	483,492	-	483,492
Transfer to stage 1	-	-	-
Transfer to stage 2	(55,536)	55,536	-
As at Dec. 31, 2019	427,956	55,536	483,492

	Stage 1	Stage 2	Total

ECL allowance as at Jan. 1, 2019	-	-	-
Additions	3,725	-	3,725
Change in risk parameters	-	-	-
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(2,090)	2,090	-
As at Dec. 31, 2019	1,635	2,090	3,725

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement

The Bank adopts an ECL “three-stage” model for applicable financial instruments. A “three-stage” model for impairment is based on changes in credit quality since initial recognition:

•

A financial instrument that has not experienced significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified in “Stage 1”, and has its credit risk continuously monitored by the Bank;

•	If it has experienced SICR since initial recognition, the financial instrument is moved to “Stage 2”, but is not yet deemed to be credit impaired;

•	If the financial instrument is deemed to be credit impaired, the financial instrument is then moved to “Stage 3”.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments and bond investments.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and bond investments. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in bonds are treated in the same manner since each individual bond has different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

–	For investment grade financial assets, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward looking information) with rating at origination;

–	For noninvestment grade financial assets, rating downgrade by 1 notch determined by comparing the current rating (incorporating forward looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

All financial assets included in the Bank’s investment portfolio receive a rating from 1-12 in the AIIB’s Internal Rating scale. All transactions receive an initial rating and are updated at least once a year to determine if there has a SICR since origination, which is reflected in Stage 1 or Stage 2 of the ECL at each reporting date. The internal rating model used depends on the segment of the portfolio and the type of asset:

(i)

For sovereign-backed loans, they receive the internal rating of the sovereign. AIIB subscribes to macroeconomic data services and primarily leverages on the analysis of three of the main international credit rating agencies (“ICRAs”) and assesses the impact on internal ratings of the preferred creditor status, which is customarily applicable to sovereign-backed lending of International Financial Institutions;

(ii)

For nonsovereign loans, the internal rating is calculated using specific scorecards developed by S&P based on the type of transaction: project finance, corporate finance, financial institutions, etc. Each scorecard contains specific credit risk factors and weights relevant to the type of transaction; and

(iii)

In the case of nonsovereign bond transactions, the Bank first utilizes the ratings from one of the three main ICRAs and maps them to the AIIB Internal Rating scale; however, if no rating available, AIIB prepares its own assessment based on external inputs and a risk rating methodology as approved by the Chief Risk Officer.

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative elements will also contribute to a determination that the financial asset should migrate to Stage 2:

–	Adverse changes in business, financial or economic conditions;
–	Expected breach of contract that may lead to covenant waivers or amendments;
–	Transfer to watch list/monitoring; and
–	Changes in payment behavior.

•	Backstop

–	30 days past due.

•	Overlays

Temporary adjustments (“overlays”) could be employed to the staging output from the ECL model, albeit only in very limited cases. The ultimate motivation is to allow AIIB to use experienced credit judgement essential to ECL assessment, especially in the robust consideration of reasonable and supportable forward-looking information that drives the credit risk of an instrument. Overlays should only be used for cases where a forward-looking factor that has been identified as relevant is not yet incorporated into the assessment. Any overlay adjustment shall be reviewed and approved by the Risk Committee. AIIB did not apply any overlays on ECL results as of December 31, 2020 and December 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(ii) Definition of credit-impaired assets

Credit-impaired assets, which migrate to Stage 3, are those with respect to which one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired include observable data about the following events:

-	significant financial difficulty of the issuer or the borrower;
-	a breach of contract, such as a default or past due event;
-

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

-	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

In addition, the credit-impaired assets also include the purchased or originated financial assets at a deep discount that reflects the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see D3 (vi)) is also being applied for assessing credit impaired financial assets.

(iii) Measurement of the 12-month and lifetime ECL

Estimation of 12-month ECL is calculated by using the following formula: 12-month

1.

PIT PD is the Point-in-time Probability of Default, and is converted from Through-The-Cycle (“TTC”) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (baseline, good, bad).

2.

Loss Given Default (“LGD”) ranges from 15% to 40% in the case of sovereign-backed loans and on a case-by-case basis from 25% to 85% for nonsovereign-backed loans and bonds, based upon a new methodology anchored on peer analysis and benchmark studies from commercial lenders and rating agencies (2019: 30% for sovereign loans and on a case-by-case basis or 70% in case of insufficient information available to estimate LGD for nonsovereign-backed loans) (Note D3 (viii)).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL (Continued)

3.	Exposure at Default (“EAD”) is calculated as carrying balance at the period end plus projected net disbursement in the next year.

4.

The above calculation is performed for three different scenarios. The weights (ws) of the three scenarios are 46.6%, 26.7%, and 26.7% respectively for the Baseline, Good and Bad scenarios (2019: the same). The estimation of the weights is based on joint likelihood that the forecasted macroeconomic variables used fall within the range of each scenario.

•	Estimation of lifetime ECL

Estimation of the lifetime ECL is calculated using the following formula as the summation of net present value of the ECL for each year:

1)	ECLt is the ECL calculated for each year t until its final maturity n using the formula: where ws is the weight of each scenario—46.6% for Baseline, 26.7% for both Good and Bad scenarios.

2)	PIT PD (conditioned)

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first three years and is assumed to revert back to the long-run PD for the remaining years.

3)	LGD is the same as the 12-month ECL calculation.

4)	EAD for any given year t is based on carrying balance at the previous period t-1 plus the disbursement at the current period and minus the repayment at the current period.

5)	Lifetime is equal to contractual remaining lifetime.

6)	Discount rate is equal to calculated effective interest rate, which is based on risk free rates plus the contracted spread of each financial asset.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, and the weighting of the three scenarios are the same as the 12-month ECL calculation.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iv) Forward-looking information incorporated in ECL

Forward-looking information has been incorporated taking into account the following steps:

•	Macro Scenario development

–	Three Macro Scenarios—Baseline, Good, Bad. Each scenario is forecasted for three years.
–

For each member, the corresponding long-term average and standard deviation of each macro factor would be computed. Good and bad scenarios would be established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

–	Choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

•	Establishment of TTC PD

–	TTC PD is calculated based on each borrower’s internal AIIB rating.

•	Calculation of Forward-looking PIT PD

First, each borrower’s TTC PD will be mapped to the unconditional PIT PD derived by the software for each credit rating. Second, to convert the unconditional PIT PD into forward-looking PIT PD, the software utilizes forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

(v) Sensitivity analysis

The output of the Bank’s ECL model is most sensitive to the change from stage 1 to stage 2, in particular for obligors with medium to low credit quality and a relatively large exposure. The Bank assessed the likelihood of loans meeting SICR criteria as a result of a sovereign rating downgrade. The two cases with higher likelihood and high impact in the event of a downgrade would result in an increase of USD77.81 million, with the ECL totaling USD241.90 million.

Another sensitivity test performed was to consider a skewed probability of the downside scenarios, in which the downside scenario would have 46.6% probability, and the baseline and upside scenario would have 26.7%. In this case, the total ECL would increase by USD7.5 million (2019: USD6.88 million), totaling USD171.6 million (2019: USD77.53 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(v) Sensitivity analysis (Continued)

The first sensitivity captures the idiosyncratic risk of the two borrowers with the largest impact, while the latter represents an increase in overall portfolio risk as a result of a more challenging macroeconomic environment.

(vi) Definition of default

For the ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

•	Failure to make a payment (“payment default”)—180 days past due for sovereign-backed loans and 90 days past due for nonsovereign-backed loans. Similar rules apply to bond investments.
•	Breach of specific covenants that trigger a default clause.
•	Default under a guarantee or collateral or other support agreements.
•	Failure to pay a final judgment or court order.
•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

(vii) Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

(viii) Updates in key assumptions and impacts of COVID-19 pandemic for the calculation of ECL

During the year ended Dec. 31, 2020, the Bank updated the LGDs for sovereign and nonsovereign transactions. The new methodology provides a more robust estimation of the LGDs by increasing segmentation and identifying primary drivers of both sovereign and nonsovereign LGDs, thus providing a better estimation of the credit risk and ECLs by transaction.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(viii) Updates in key assumptions and impacts of COVID-19 pandemic for the calculation of ECL (Continued)

In summary, the new LGD methodology for sovereign-backed loans ranges from 15% to 40%, as compared to the previous LGD that was set at 30%. The new LGD for each sovereign-backed loan is based on an internal assessment of (i) AIIB’s preferential creditor status, and (ii) the member’s ability to resume payments in case of a default, which in turn is assessed by (a) level of development of the economy and (b) ratio of total debt with MDBs by total sovereign debt. The new LGD methodology for nonsovereign-backed loans and bond transactions ranges from 25% to 70% for senior, and up to 85% to subordinated obligations, as compared to previous LGD set at 70%. The new LGD methodology takes into consideration the structure (seniority, security, etc.), type (project, corporate or financial institution) as well as the stage (construction, operation, etc.) of the transaction and incorporates jurisdiction adjustments for higher-risk countries. The impact of the LGDs would have resulted in a reduction of 3.4% of total ECL as at Dec. 31, 2019.

Given that the increased volatility and uncertainties arising from the COVID-19 pandemic, the Bank updated the macroeconomic variables and forecasts under the baseline, upside and downside scenarios. These variables include GDP growth, unemployment rate and oil price as the key indicators whose forecasts are most closely monitored and frequently updated by many intelligence organizations to adapt the fast-changing outlook. The calculation of ECL is a critical accounting estimate that has a significant effect on the carrying amount of assets and liabilities recognized in the financial statements. As a result of COVID-19, it is possible that future outcomes may be materially different to the critical accounting estimates made as at Dec. 31, 2020 (refer to D3 (v) for details of sensitivity analysis). The overall increase in ECL for loans and bonds from USD70.65 million as at Dec. 31, 2019 to USD164.09 million as at Dec. 31, 2020 results from the growth of the portfolio, increase in credit risk and deterioration of the macroeconomic scenarios and forecasts due to COVID-19 pandemic.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with an extremely high level of confidence and continue its lending program, even in times of market stress.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk

The Bank offers loans in US Dollars, as well as in certain non-USD currencies. The nondollar lending exposures will be economically hedged through swaps or other hedging mechanisms. A currency table for the main financial assets and financial liabilities is set out below:

As at Dec. 31, 2020	USD	Other currencies	Total
		USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents	2,696,162	6,299	2,702,461
Term deposits and certificates of deposit (1)	13,131,321	76,699	13,208,020
Investments at fair value through profit or loss	6,571,943	80,212	6,652,155
Loan investments, at amortized cost (1)	7,253,325	1,022,607	8,275,932
Bond investments, at amortized cost	469,027	-	469,027
Paid-in capital receivables	436,074	-	436,074
Derivative assets	271,870	-	271,870
Funds deposited for cofinancing arrangements	3,891	-	3,891
Other assets	24,500	-	24,500
Total financial assets	30,858,113	1,185,817	32,043,930
Borrowings	(9,026,232)	(2,568,961)	(11,595,193)
Derivative liabilities	(36,134)	(1,556)	(37,690)
Other liabilities	(232,230)	-	(232,230)
Total financial liabilities	(9,294,596)	(2,570,517)	(11,865,113)
Net currency exposure	21,563,517	(1,384,700)	20,178,817
Cross currency swap (contractual/notional amount)	(1,382,817)	1,467,137	84,320

(1)

The net foreign exchange gain or loss reflects the change in value, due to movements in currency exchange rates over the reporting period, only of those financial instruments which are measured at amortized cost. For those financial instruments measured at fair value through profit or loss, the change in value due to movements in currency exchange rates is reported as part of their overall change in fair value under the heading “net gain on financial instruments measured at fair value through profit or loss” (Note C3). On a net basis, the combined effect was negligible during the period presented, reflecting the Bank’s risk management policy of minimizing foreign currency exposures and their impact on profit or loss.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk (Continued)

Currency risk (Continued)

As at Dec. 31, 2019	USD	Other currencies	Total
		USD equivalent
Financial assets and Financial liabilities
Cash and cash equivalents	3,109,627	4,136	3,113,763
Term deposits and certificates of deposit	11,864,578	-	11,864,578
Investments at fair value through profit or loss	4,040,672	55,591	4,096,263
Loan investments, at amortized cost	2,272,950	-	2,272,950
Bond investments, at amortized cost	479,767	-	479,767
Paid-in capital receivables	748,267	-	748,267
Derivative assets	49,987	-	49,987
Funds deposited for cofinancing arrangements	787	-	787
Total financial assets	22,566,635	59,727	22,626,362
Borrowings	(2,557,324)	-	(2,557,324)
Other liabilities	(49,710)	-	(49,710)
Total financial liabilities	(2,607,034)	-	(2,607,034)
Net currency exposure	19,959,601	59,727	20,019,328
Cross currency swap (contractual/notional amount)	-	-	-

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise.

Currently, the vast majority of all loans of the Bank are subject to a floating base rate (6-month LIBOR for USD, 6-month EURIBOR for EUR and 3-month SHIBOR for CNY). The Bank uses interest rate swaps and cross currency swaps to effectively modify the interest rate or currency characteristics of the debt issuance to match those of the loans. The main exposure to interest rate risk arises from liquidity portfolio and refinancing risk on fixed-spread loans. Various quantitative methods are employed to monitor and manage such risks.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk (Continued)

The Bank uses duration and value-at-risk (VaR) to measure interest rate risk on the liquidity portfolio. Duration measures the sensitivity of the portfolio’s value to a parallel change in interest rate. VaR provides an estimate of the portfolio value at a certain confidence level within a defined timeframe. The weighted duration of the Bank’s liquidity portfolio and investment operation portfolio remains relatively short term as at Dec. 31, 2020.

The COVID-19 pandemic has had an adverse impact on the global economic growth and the increase in market volatilities. Due to the short duration of the liquidity portfolio, the effect of lower interest rates and yields will manifest quickly which will in turn introduce volatility to the Bank’s net income. To counteract these effects, the Bank will pursue several actions including the acceleration of the accumulation of the bond portfolio and further diversification of the term deposit portfolio. The liquidity portfolio duration is expected to increase with such actions but will continue to be managed within the duration limit in place.

The refinancing risk for fixed-spread loans relates to the potential impact of any future deterioration in AIIB’s funding cost. The Bank does not match the maturity of its funding with that of its fixed spread loans as this would result in significantly higher financing costs for all loans. Instead, the Bank targets a shorter average funding maturity and manages the refinancing risk through two technical components of the fixed spread loan pricing, i.e. the risk premium and projected funding spread to LIBOR.

Interest rate risk also arises from other variables, including differences in reset frequency between the Bank’s assets and liabilities. Currently, the majority of US dollar loans of the Bank are subject to floating 6-month USD LIBOR, whilst the Bank uses interest rate swap to convert liabilities into floating 3-month USD LIBOR. As such, the Bank is exposed to unfavorable movements in the spread between 3-month versus 6-month USD LIBOR. The Bank also uses cross currency swaps to modify the currency characteristics of the debt issuances. While eliminating foreign exchange risk, the Bank is exposed to unfavorable movements in the cross-currency basis.

IBOR reform

AIIB is exposed to interest rate benchmarks such as interbank offered rates across various modalities. The majority of all loan investments issued by the Bank are subject to a floating base rate (6-month LIBOR for USD, 6-month EURIBOR for EUR and 3-month SHIBOR for CNY). The most significant are the LIBOR-based loans, which is AIIB’s main sovereign lending product. AIIB also issues bonds in various currencies and typically swaps the receipt of these bond proceeds into USD LIBOR liabilities. In addition, local currency loans may be funded through cross-currency swaps from US dollars into the local currency.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

IBOR reform (Continued)

In July 2017, the UK Financial Conduct Authority (“FCA”) announced that panel banks would no longer be compelled to submit LIBOR rates after Dec. 31, 2021. In Dec. 2020, the ICE Benchmark Administration (IBA), the administrator of LIBOR, published its consultation on its intention to cease the publication of the following:

•	USD LIBOR – 1 week and 2 months settings immediately following the LIBOR publication on Dec. 31, 2021; and
•	USD LIBOR – overnight and 1, 3, 6 and 12 months settings immediately following the LIBOR publication on June 30, 2023.

The reform aims to achieve a smooth transition to alternative benchmark rates, however it continues to face numerous uncertainties. A disorderly transition would present systemic risks and idiosyncratic risks for market participants and could have negative implications for borrowers.

The Bank’s principal exposures that are affected by IBOR Reform have been identified as loan investments and derivatives as referred to in Note C8 and C14, respectively. As at Dec. 31, 2020, all IBOR exposures of the Bank have yet to transition to alternative benchmark interest rates.

AIIB has established IBOR transition governance and an active working group to execute the transition plan. AIIB is engaging with existing sovereign and nonsovereign borrowers to transition existing contracts. In Dec. 2020, AIIB’s Board of Directors approved amendments to the General Conditions for Sovereign-backed Loans, which allow for standardized transition language. The revised General Conditions will be applied to all future sovereign loans and will also be introduced across the existing sovereign-backed loan portfolio by means of amendment agreements (in the form of omnibus amendments that will cover all of the current loan portfolio of a particular borrower with the Bank). The Bank will continue to collaborate with peer institutions and market participants to mitigate potential financial and operational risks, to determine details of new products and set the Bank’s asset liability management strategy.

The greatest change will be amendments to the contractual terms of the Bank’s LIBOR-based loans and derivatives products. However, the changes in reference rates may also affect other systems, processes, risk and valuation models, as well as having accounting consequences.

Sensitivity analysis

Interest rate risk in the treasury portfolio mainly resides in the External Managers Program. As at Dec. 31, 2020, the effect of an interest rate change of one basis point change in the liquidity portfolio (DV01) is USD0.74 million (as at Dec. 31, 2019: USD0.61 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Sensitivity analysis (Continued)

The impact of changes in interest rates on the Bank’s profit or loss and equity is primarily caused by movements in interest income. The effect on assets and liabilities that are held at fair value are expected to offset one another.

The following table illustrates the potential impact for the current year, of a parallel upward or downward shift of 50 basis points in relevant interest rate curves on the Bank’s interest income from the floating rate financial instruments which are measured at amortized cost, based on the carrying value at the end of the reporting period. This analysis assumes that interest rates of all maturities move by the same amount.

The sensitivity analysis on interest income is based on reasonably possible changes in interest rates over the next 12 months from the reporting date with the assumption that the structure of financial assets held at the period end remains unchanged. It does not take into account actions that would be taken by the Bank to mitigate the impact of the interest rate risk.

	Interest income sensitivity in million
	For the year ended Dec. 31, 2020	For the year ended Dec. 31, 2019
+50 basis points	23	9
-50 basis points	(23)	(9)

D5	Liquidity risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flow and collateral needs without affecting either daily operations or the financial condition of the Bank.

The Bank’s liquidity policy requires the maintenance of liquidity at a level at least equal to 40% of the projected net cash flow requirements for next three years. In practice, actual liquidity levels will be maintained significantly higher than the required policy level to provide flexibility for meeting operational cash flow and in accessing funding markets. In addition, the Bank maintains an adequate stock of high-quality liquid assets to meet potential liquidity requirements for a 30-day stress scenario, and periodically conducts stress tests to ensure that it can meet its payment obligations in the absence of market access for a period of 12 months.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D5	Liquidity risk (Continued)

Below sets out the remaining contractual maturities for the undiscounted cash flow of main financial liabilities.

As at Dec. 31, 2020	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Financial liabilities
Borrowings	(4,091)	(6,586)	(370,374)	(11,484,547)	-	(11,865,598)
Other liabilities (1)	(232,230)	-	-	-	-	(232,230)

As at Dec. 31, 2019	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Financial liabilities
Borrowings	-	-	(55,937)	(2,696,875)	-	(2,752,812)
Other liabilities	(49,710)	-	-	-	-	(49,710)

(1)	Other liabilities represent collateral held in relation to derivatives that becomes repayable dependent on daily movements in currency and interest rates.

Refer to Note C14 for maturity analysis of undiscounted cash flows deriving from derivatives.

D6	Operational risk

The Bank defines operational risk as the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error, or from the occurrence of external events (“Operational Risk”). The Bank’s definition of Operational Risk is consistent with the Basel Committee Banking Industry Standards but has been extended to include Reputational Risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D7	Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank maintains its triple-A credit rating on a stand-alone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

Disclosure for fund and other equity investments

The Bank’s investments in Limited Partnership funds and other fund investments that are with limited lives are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C7 for details of those investments.

From the Bank’s risk management perspective, the Bank treats the fund investments in its banking portfolio, such as Limited Partnership funds and other fund investments as described above, with equity nature of participation in the same way as equity investments when they have the following features:

(1)

The investments entitle the Bank to the funds’ distribution according to the pre-determined arrangements during their lives and upon liquidation; Such distribution arrangements are set in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement);

(2)	The funds do not promise a particular return to the holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at Dec. 31, 2020, such investments in Limited Partnership funds and other funds, and investment in trust, amounting to USD107.56 million and USD54.86 million respectively, are therefore managed as equity-like investments for capital risk management and risk monitoring purposes (as at Dec. 31, 2019: USD29.66 million and USD48.16 million, respectively).

The Bank treats equity holdings, which are classified as investment in associate from a risk management perspective the same as those classified as FVPL.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the year ended Dec. 31, 2020 (for the year ended Dec. 31, 2019: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

–

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

–

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:	Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Dec. 31, 2020		Dec. 31, 2019

	Carrying amount	Fair value	Carrying amount	Fair value
Financial instruments

Term deposits and certificates of deposit	13,208,020	13,208,020	11,864,578	11,865,923

Loan investments, at amortized cost	8,275,932	8,329,071	2,272,950	2,291,466

Bond investments, at amortized cost	469,027	488,428	479,767	486,834

Paid-in capital receivables	436,074	443,209	748,267	750,683

As at Dec. 31, 2020, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at Dec. 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,761,550	359,543	-	4,121,093
- Investment in Trust	-	-	54,859	54,859
- LP Funds and others	-	-	107,561	107,561
- Bond investments	422,236	-	-	422,236
- Certificates of deposit	-	1,946,406	-	1,946,406
Money Market Funds	-	1,900,091	-	1,900,091
Derivative assets	-	271,870	-	271,870
Total financial assets	4,183,786	4,477,910	162,420	8,824,116

Borrowings	-	(11,595,193)	-	(11,595,193)
Derivative liabilities	-	(37,690)	-	(37,690)
Total financial liabilities	-	(11,632,883)	-	(11,632,883)

As at Dec. 31, 2019
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,481,437	537,002	-	4,018,439
- Investment in Trust	-	-	48,160	48,160
- LP Funds and others	-	-	29,664	29,664
Money Market Funds	-	1,851,599	-	1,851,599
Derivative assets	-	49,987	-	49,987
Total financial assets	3,481,437	2,438,588	77,824	5,997,849

Borrowings	-	(2,557,324)	-	(2,557,324)
Total financial liabilities	-	(2,557,324)	-	(2,557,324)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2020

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the year ended Dec. 31, 2020 and Dec. 31, 2019.

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2020	48,160	29,664	77,824
Additions	—	92,839	92,839
Return of capital contributions	(582)	(5,463)	(6,045)
Fair value gain/(loss), net	7,281	(9,479)	(2,198)
As at Dec. 31, 2020	54,859	107,561	162,420

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2019	—	32,856	32,856
Additions	49,616	13,219	62,835
Return of capital contributions	—	(15,108)	(15,108)
Fair value loss, net	(1,456)	(1,303)	(2,759)
As at Dec. 31, 2019	48,160	29,664	77,824

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. Certificates of deposit, External Managers Program and bond investments have been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Funds and others, and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP funds and others, and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the year (for the year ended Dec. 31, 2019: none).